UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2006

DISPLAY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-14427	38-2286268
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

One New Hampshire Avenue, Suite 320, Pease International Tradeport, Portsmouth, NH 03801
(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (207) 351-1616

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.01 Changes in Control of Registrant.

On November 2, 2006, Century Capital Partners, LLC (“Century”) completed the sale of 90,000,000 shares (the “Shares”) of common stock of Display Technologies, Inc. (the “Company”) to Jeko International, Inc. (“Jeko”), a Delaware corporation, pursuant to a Stock Purchase and Sale Agreement between the parties. After giving effect to the sale, Jeko is the holder of 91.8% of the Company’s outstanding shares of common stock. The purchase price for the Shares was $185,000, which was funded from Jeko’s working capital.

Pursuant to the Stock Purchase and Sale Agreement, Century agreed to cause John M. Papazian, Jeko’s President and Chief Executive Officer, to be appointed the sole director of the Company as of the closing of the sale of the Shares.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed above, upon the closing of the sale of the Shares, John M. Papazian was appointed the sole director of the Company. Thereafter, on November 7, 2006, Alijandra Mogilner and Stephen Rasche were elected to the Board of Directors and Mr. Papazian was appointed the Company’s Chief Executive Officer.

Mr. Papazian, age 71, has served as a consultant to a series of homeowners’ associations on architectural issues since January 2001. He has also acted as Secretary and Director of Four Seasons Active Adult Communities at Hemet, Beaumont and Palm Springs in Riverside County, California during the past five years. Additionally, Mr. Papazian has acted as Director for Raven Global Security LLC, a company providing business consulting services on issues of international security.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2006

DISPLAY TECHNOLOGIES, INC.

By:
Name: Stephen M. Rasche
Title: Secretary and General Counsel